UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 8, 2008

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2008, Halliburton entered into an Executive Agreement with Lawrence J. Pope, Executive Vice President of Administration and Chief Human Resources Officer.  Mr. Pope’s agreement provides for annual base salary of $400,000, participation in the Annual Performance Pay Plan, Performance Unit Program, awards under the 1993 Plan, as well as other employee benefit plans and programs on the same basis generally as other executive employees.

In addition, the Executive Agreement provides that if Mr. Pope’s employment is terminated for Good Reason as defined therein or for any reason other than death, early or normal retirement, permanent disability, voluntary termination of employment for other than Good Reason, or for cause, he will receive, as consideration for a two-year non-competition and non-solicitation agreement, (1) a single lump sum payment equal to two year’s base salary and (2) a single lump sum payment equal to the value of his unvested shares of Halliburton common stock based on the closing price on the New York Stock Exchange on the date of his termination of employment or the last business day immediately preceding the date of termination of employment.

Mr. Pope’s Executive Agreement is attached to this report as Exhibit 10.1.

Effective as of December 31, 2008, Halliburton entered into amendments to the existing employment agreements of the following executive officers to update their titles and base salary and to satisfy certain payment timing provisions under Internal Revenue Code section 409A as follows:  Albert O. Cornelison, Jr., Executive Vice President and General Counsel, base salary $565,000 per annum; C. Christopher Gaut, President, Drilling and Evaluation Division, base salary $600,000 per annum; and Mark A. McCollum, Executive Vice President and Chief Financial Officer, base salary $600,000 per annum.

A form of amendment is attached to this report as Exhibit 10.2.

Item 9.01.                                Financial Statements and Exhibits.

(c)           Exhibits.

10.1	Lawrence Pope Executive Agreement.

10.2	Form of Amendment to Executive Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: December 11, 2008	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary

EXHIBIT INDEX

10.1	Lawrence Pope Executive Agreement dated December 8, 2008.
10.2	Form of Amendment to Executive Employment Agreements.